Exhibit 10.62
ALION EXECUTIVE DEFERRED COMPENSATION PLAN
AS AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2005
ARTICLE I
PURPOSE
     The purpose of this Plan is to provide specified benefits to a select group of management and highly compensated Employees who contribute materially to the continued growth, development and future business success of Alion Science and Technology Corporation, a Delaware corporation. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.
ARTICLE II
DEFINITIONS
     For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:
     2.1. “Account Balance” shall mean, with respect to a Participant, a credit on the records of the Employer equal to the Deferral Account balance. The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.
     2.2. “Affiliate” shall mean (a) a corporation that is a member of a controlled group of corporations (as determined pursuant to Section 414(b) of the Code) which includes the Company and (b) a trade or business (whether or not incorporated) which is under common control (as determined pursuant to Section 414(c) of the Code) of the Company, (c) any organization (whether or not incorporated) that is a member of an affiliated service group (as determined pursuant to Section 414(m) of the Code) that includes an Employer, a corporation described in clause (a) of this section or a trade or business described in clause (b) of this section, or (d) any other entity that is required to be aggregated with the Employer pursuant to regulations promulgated under Section 414(o) of the Code.
     2.3. “Annual Base Salary” shall mean the annual cash compensation relating to services performed during any Plan Year, whether or not paid in such Plan Year or included on the Federal Income Tax Form W-2 for such Plan Year, excluding bonuses, SAR Payments, Phantom Stock Payments, income related to the exercise of stock options, overtime, fringe benefits, relocation expenses, incentive payments, non-monetary awards, directors fees and other fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Annual Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3),

402(h), or 403(b) pursuant to plans established by the Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee.
     2.4. “Annual Bonus” shall mean any compensation relating to services performed during any Plan Year, whether or not paid in such Plan Year or included on the Federal Income Tax Form W-2, payable to a Participant as an Employee under the Employer’s bonus plans that are based on performance goals, where the amount of, or entitlement to, the compensation is contingent on the satisfaction of preestablished organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered preestablished if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established.
     2.5. “Annual Deferral Amount” shall mean that portion of a Participant’s Annual Base Salary, Annual Bonus, SAR Payment and Phantom Stock Payment that a Participant elects to have, and is deferred, in accordance with Article IV, for any one Plan Year. In the event of a Participant’s Disability (if deferrals cease in accordance with Section 8.1), death or a Termination of Employment prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.
     2.6. “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article IX, that are entitled to receive benefits under this Plan upon the death of a Participant.
     2.7. “Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.
     2.8. “Board” shall mean the Board of Directors of the Company.
     2.9. “Change in Control” shall mean and shall be deemed to have occurred as of the date of the first to occur of the following events:
     (a) any Person or Group acquires stock of the Company that, together with stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any Person or Group is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Group is not considered to cause a Change in Control of the Company. An increase in the percentage of stock owned by any Person or Group as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction;

     (b) any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company;
     (c) a majority of members of the Company’s Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; or
     (d) any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, no Change in Control shall be deemed to occur under this subsection (d) as a result of a transfer to:
     (i) A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;
     (ii) An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;
     (iii) A Person or Group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or
     (iv) An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii) above.
     For these purposes, the term “Person” shall mean an individual, corporation, association, joint-stock company, business trust or other similar organization, partnership, limited liability company, joint venture, trust, unincorporated organization or government or agency, instrumentality or political subdivision thereof. The term “Group” shall have the meaning set forth in Rule13d-5 of the Securities Exchange Commission (“SEC”), modified to the extent necessary to comply with Proposed Treasury Regulation Section 1.409A-3(g)(5)(v)(B), or any successor thereto in effect at the time a determination of whether a Change in Control has occurred is being made. If any one Person, or Persons acting as a Group, is considered to effectively control the Company as described in subsections (b) or (c) above, the acquisition of additional control by the same Person or Persons is not considered to cause a Change in Control.
     2.10. “Claimant” shall have the meaning set forth in Section 14.1.
     2.11. “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

     2.12. “Committee” shall mean the committee described in Article XII.
     2.13. “Company” shall mean Alion Science and Technology Corporation, a Delaware corporation and any successor to such corporation that adopts the Plan.
     2.14. “Deduction Limitation” shall mean the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan. Except as otherwise provided, this limitation shall be applied to all distributions that are “subject to the Deduction Limitation” under this Plan. If the Company determines in good faith prior to a Change in Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Company would not be deductible by the Company solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Company to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change in Control is deductible, the Company may defer all or any portion of a distribution under this Plan. Any amounts deferred pursuant to this limitation shall continue to be credited/debited with additional amounts in accordance with Section 4.5 below. The amounts so deferred and amounts credited/debited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant’s death) at the earliest possible date, as determined by the Company in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Company during which the distribution is made will not be limited by Section 162(m), or if earlier, the effective date of a Change in Control. Notwithstanding anything to the contrary in this Plan, the Deduction Limitation shall not apply to any distributions made after a Change in Control.
     2.15. “Deferral Account” shall mean (a) the sum of all of a Participant’s Subaccounts, plus (b) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Deferral Account, less (c) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account. The Deferral Account, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.
     2.16. “Disability” means that the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (b) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company; or (c) has been determined to be totally disabled by the Social Security Administration..
     2.17. “Disability Benefit” shall mean the benefit set forth in Article VIII.
     2.18. “Elected Distribution Date” shall mean the beginning date for distribution with respect to amounts credited to the Participant’s Subaccount pursuant to Section 5.1.

     2.19. “Election Form” shall mean the form established by the Committee that a Participant completes, signs and returns to the Committee to make his or her deferral election under the Plan.
     2.20. “Employee” shall mean an individual whose relationship with an Employer is, under common law, that of an employee.
     2.21. “Employer” shall mean the Company and any Affiliate that, with the consent of the Company, elects to participate in the Plan and any successor entity that adopts the Plan pursuant to Section 16.11. If any such entity withdraws, is excluded from participation in the Plan or terminates its participation in the Plan, such entity shall thereupon cease to be an Employer.
     2.22. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.
     2.23. “Hardship” shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (a) a sudden and unexpected illness or accident of the Participant or the spouse or a dependent of the Participant (as defined in Code Section 152(a)), (b) a loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), or (c) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, or the need to pay for the funeral expenses of a spouse or a dependent may also constitute a Hardship event. The Committee shall determine whether the circumstances presented by the Participant constitute an unanticipated emergency. Such circumstances and the Committee’s determination will depend on the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent liquidation of such assets would not itself cause severe financial hardship, or (iii) by cessation of his elective deferrals under this Plan or a similar deferred compensation plan for the remainder of the Plan Year.
     2.24. “Participant” shall mean (a) any Employee who is selected by the Committee to participate in the Plan, (b) who elects to participate in the Plan, (c) who signs an Election Form, (d) whose signed Election Form is accepted by the Committee, (e) who commences participation in the Plan, and (f) whose participation has not terminated.
     2.25. “Phantom Stock Award” shall mean an award granted to an Employee pursuant to the terms of the Alion Science and Technology Corporation Phantom Stock Plan or the Alion Science and Technology Corporation Performance Shares and Retention Phantom Stock Plan (collectively, the “Phantom Stock Plans”).
     2.26. “Phantom Stock Payment” shall mean an amount paid to an Employee upon vesting of a Phantom Stock Award.

     2.27. “Plan” shall mean the Alion Science and Technology Corporation Executive Deferred Compensation Plan, which shall be evidenced by this instrument, as may be amended from time to time.
     2.28. “Plan Year” shall mean the twelve-month period commencing each January 1 and ending on December 31.
     2.29. “SAR” shall mean an award granted to an Employee pursuant to the terms of the Alion Science and Technology Corporation 2004 Stock Appreciation Rights Plan.
     2.30. “SAR Payment” shall mean an amount paid to an Employee upon his exercise or payment of an SAR.
     2.31. “Subaccount” shall mean the separate subaccounts under the Deferral Account that are established and maintained for each Participant. Such subaccounts shall reflect (a) the amount deferred pursuant to the Participant’s Election Form for each deferral election; (b) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Subaccount, less (c) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Subaccount. In the event that two or more Subaccounts reflect amounts deferred that are to be paid at the same time, all such Subaccounts shall be aggregated into a single Subaccount.
     2.32. “Termination of Employment” shall mean the severing of employment with all Employers, voluntarily or involuntarily, for any reason other than Disability. A Participant will not be deemed to have incurred a Termination of Employment while he or she is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months or such longer period as the Participant’s right to reemployment with an Employer is provided either by statute or by contract. If the period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, the Termination of Employment will be deemed to occur on the first date immediately following such six-month period. For the avoidance of doubt, and by way of example only, if a Participant works for a wholly-owned subsidiary of the Company, then a sale of the subsidiary by the Company would be regarded as a Termination of Employment of such Participant for purposes of this Plan, notwithstanding the Participant’s continued employment with that former subsidiary. Whether an Employee incurs a termination of employment with the Company will be determined in accordance with the requirements of Code Section 409A.
     2.33. “Termination Benefit” shall mean an amount equal to the Participant’s Account Balance if a Participant experiences a Termination of Employment.
     2.34. “Trust” shall mean one or more trusts established with respect to the Plan between the Company and the trustee named therein, as amended from time to time.

ARTICLE III
SELECTION, ENROLLMENT AND ELIGIBILITY
     3.1. Selection by Committee. Participation in the Plan shall be limited to Employees providing services to the Employer at the level of Vice President (Corporate or Operation Management) or above and any other individuals as determined by the Committee, in its sole discretion, from a select group of management and highly compensated Employees of the Employer. From that group, the Committee shall select, in its sole discretion, Employees to participate in the Plan.
     3.2. Enrollment Requirements. As a condition to participation, each selected Employee shall complete, execute and return to the Committee an Election Form. The Committee shall establish from time to time such enrollment requirements as it determines in its sole discretion are necessary.
     3.3. Eligibility; Commencement of Participation. Provided an Employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period, that Employee shall commence participation in the Plan on the first day of the month following the month in which the Employee completes all enrollment requirements.
     3.4. Termination of Participation and/or Deferrals. If the Committee determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Committee shall have the right, in its sole discretion, to (a) terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Participant’s membership status changes to the extent permitted under Code Section 409A and (b) prevent the Participant from making future deferral elections.
ARTICLE IV
DEFERRAL ELECTIONS/CREDITING/TAXES
     4.1. Deferrals. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Annual Base Salary, Annual Bonus, SAR Payments and/or Phantom Stock Payments in the following percentages.

Deferral	Minimum Amount
Annual Base Salary	0% to 50%, in 1% increments
Annual Bonus	0% to 100%, in 1% increments
SAR Payments	0% or 100%
Phantom Stock Payments	0% or 100%
     If no election is made, the amount deferred shall be zero.

     4.2. Election to Defer; Effect of Election Form.
     (a) Annual Election Forms. A Participant’s Election Form shall be effective only for the Plan Year that will be listed on the Election Form. The Committee shall maintain an open enrollment period preceding each Plan Year in order to allow Participants to submit Election Forms.
     (b) Timing of Election to Defer Annual Base Salary and Annual Bonus. To be effective for any Plan Year, an Election Form to defer a percentage of Annual Base Salary must be received by the Committee prior to January 1 of the Plan Year to which these payments relate. To be effective for any Plan Year, an Election Form to defer a percentage of Annual Bonus must be received by the Committee prior to April 30 of the Plan Year to which these payments relate. However, if an individual first becomes eligible to participate in the Plan on or after the Effective Date and on a date other than January 1, the individual may submit an Election Form to defer a percentage of Annual Base Salary for the remainder of the Plan Year in which he or she becomes a Participant if the Election Form is submitted within thirty (30) days after becoming eligible to participate in the Plan; provided, however, that the Election Form shall apply only to compensation not yet earned; and provided further that the individual is not then a participant in any other non-qualified defined contribution deferred compensation plan maintained by an Employer. If an Employee first becomes eligible to participate in the Plan on a date after September 30 of any calendar year, then the Employee shall not be entitled to elect to defer any portion of his or her Annual Base Salary for this short Plan Year.
     (c) Timing of Election to Defer SAR Payment and Phantom Stock Payment. A Participant may elect to defer receipt of all of any SAR or Phantom Stock Award, as provided in the Alion Science and Technology Corporation 2004 Stock Appreciation Rights Plan or the applicable Phantom Stock Plan. A Participant’s election must be made at least 12 months prior to the date that the applicable SAR or Phantom Stock Award would otherwise be paid under the terms of such Plan. Such deferrals shall be considered “Redeferrals” under Section 409A of the Code, and, as such, shall be made for a minimum of five years.
     4.3. Withholding of Annual Deferral Amounts. For each Plan Year, the Annual Base Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Annual Base Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Annual Base Salary. The Annual Bonus, SAR Payment and Phantom Stock Payment portions of the Annual Deferral Amount shall be withheld at the time the Annual Bonus, SAR Payments and/or Phantom Stock Payments are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.

     4.4. Investment of Trust Assets. The Trustee of the Trust shall be authorized, upon written instructions received from the Committee or investment manager appointed by the Committee, to invest and reinvest the assets of the Trust in accordance with the applicable Trust Agreement.
     4.5. Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:
     (a) Election of Measurement Funds for Deferral Account. A Participant, in connection with his or her initial deferral election in accordance with Section 4.2 above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 4.5(c) below) to be used to determine the additional amounts to be credited to his or her Deferral Account when the Participant commences participation in the Plan and continuing thereafter for each subsequent business day in which the Participant participates in the Plan, unless changed in accordance with the next sentence. Commencing with the business day that follows the Participant’s commencement of participation in the Plan and continuing thereafter for each subsequent business day in which the Participant participates in the Plan, the Participant may (but is not required to) elect, by submitting an Election Form to the Committee that is accepted by the Committee, to reallocate among the available Measurement Fund(s) to be used to determine the additional amounts to be credited to his or her Deferral Account, or to change the portion of his or her Deferral Account allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply as soon as administratively possible and shall continue thereafter for each subsequent business day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.
     (b) Proportionate Allocation. In making any deferral election under the Plan, the Participant shall specify on the Election Form, in increments of one percentage point (1%), the percentage of his or her Deferral Account to be allocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his or her Deferral Account).
     (c) Measurement Funds. The Participant may elect one or more measurement funds (the “Measurement Funds”) for the purpose of crediting additional amounts to his or her Deferral Account. The Committee shall, in its sole discretion, select, discontinue, substitute or add a Measurement Fund at any time.
     (d) Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined by the Committee, in its reasonable discretion, based on the performance of the Measurement Funds themselves.

Each Participant’s Account balance shall be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant for the Deferral Account, as determined by the Committee in its sole discretion, as though (i) a Participant’s Account Balance were invested in the selected or required Measurement Fund(s) in the percentages applicable to such business day, as of the close of business on the business day, at the closing price on such date; (ii) the portion of the Annual Deferral Amount that was actually deferred as of the business day were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such business day, as soon as administratively possible after the day on which such amounts are actually deferred from the Participant’s Annual Salary through reductions in his or her payroll; and (iii) any distribution made to a Participant that decreases such Participant’s Account Balance ceased being invested in the Measurement Fund(s), in the percentages applicable to such business day, as soon as administratively possible.
     (e) No Actual Investment. Notwithstanding any other provision of this Plan to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation to his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Employer or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Employer or the Trust; the Participant shall at all times remain an unsecured creditor of the Employer.
     4.6. FICA and Other Taxes. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Annual Base Salary, Annual Bonus, SAR Payment and Phantom Stock Payment that is not being deferred, in a manner determined by the Employer, the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Committee may reduce the Deferral Account in order to comply with this Section 4.6.
     4.7. Distributions. The Employer, or the trustee of the Trust, shall withhold from any distributions made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer, or the trustee of the Trust, in connection with such distributions, in amounts and in a manner to be determined in the sole discretion of the Employer and the trustee of the Trust.
ARTICLE V
DISTRIBUTIONS
     5.1. Elected Distribution Date. Each Participant shall make an irrevocable election as to the Elected Distribution Date with respect to each amount deferred. This election shall be made on the Election Form(s) for each Plan Year and shall apply solely to the applicable Subaccount for the deferral election specified on the Election Form(s). The Election Form shall allow each Participant to elect from among the following Elected Distribution Dates: (a) the date immediately following the date that falls upon the fifth, sixth, seventh, eighth, ninth or tenth anniversary of the final day of the Plan Year; or (b) the date of the Participant’s Termination of Employment.
     5.2. Method of Distribution. Each Participant shall make an irrevocable election as to the method of distribution with respect to each amount deferred. This election shall be made on the Election Form(s) for each Plan Year and shall apply solely to the applicable Subaccount for the deferral election specified on the Election Form(s). Each Election Form shall allow each Participant to elect from among the following methods of distribution: (a) a lump sum payment of the Participant’s entire Subaccount balance, to be paid, subject to the Deduction Limitation, within thirty (30) days of the Elected Distribution Date or Participant’s Termination of Employment; or (b) a series of ten (10) substantially equal installment payments. Such installment payments, which shall be subject to the Deduction Limitation, shall be paid in accordance with Section 4.3.
     5.3. Installment Payments. The first annual installment shall be paid within thirty (30) days of the Elected Distribution Date or the date of the Participant’s Termination of Employment, whichever occurs first. Subsequent annual installments shall be paid within 30 days of the end of each 12-month anniversary of the Elected Distribution Date or the date of the Participant’s Termination of Employment, whichever is applicable. The amount of the first payment shall be a fraction of the total applicable Subaccount, the numerator of which is 1 and the denominator of which is 10. The amount of each subsequent payment shall be a fraction of the total balance of the applicable Subaccount, the numerator of which is 1 and the denominator of which is the total number of installments remaining.
     5.4. Acceleration of Payment Date. Notwithstanding the foregoing, the distribution of benefits hereunder may be accelerated, with the consent of the Administrative Committee, under the following circumstances:
     (a) Compliance with Domestic Relations Order: To permit payment to an individual other than the Participant as necessary to comply with the provisions of a domestic relations order (as defined in Code Section 414(p)(1)(B));
     (b) Conflicts of Interest: To permit payment as necessary to comply with the provisions of a certificate of divestiture (as defined in Code Section 1043(b)(2));
     (c) Payment of Employment Taxes: To permit payment of federal employment taxes under Code Sections 3101, 3121(a) or 3121(v)(2), or to comply with any federal tax withholding provisions or corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of federal employment taxes, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes; or
     (d) Tax Event: Upon a good faith, reasonable determination by the Committee, upon advice of counsel, that the Plan fails to meet the requirements of Code Section 409A and regulations thereunder. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A.
     5.5. Delay of Payments. A payment otherwise required to be made under the terms of the Plan may be delayed solely to the extent necessary under the following circumstances, provided that payment is made as soon as possible after the reason for delay no longer applies:
     (a) Administrative or Financial Cause: The Committee reasonably determines that it is administratively impracticable to make payment by the time set forth above or that making such payment will jeopardize the solvency of the Employer;
     (b) Delay in Calculation: Calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Company; or
     (c) Payments Subject to the Deduction Limitation: The Company reasonably anticipates that such payment would otherwise violate the Deduction Limitation. In such event, payment shall be made within the same calendar year as the originally scheduled payment date or, if later, the 15th day of the third calendar month following the date specified.
ARTICLE VI
HARDSHIP
     6.1. Withdrawal Payout/Suspensions for Hardship. If the Participant experiences a Hardship, and distributions have not yet commenced under Article V, the Participant may petition the Committee to (a) cancel any deferrals of Director’s Fees required to be made by a Participant and/or (b) receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the Participant’s Account Balance, calculated as if such Participant were receiving a Termination Benefit, or the amount reasonably needed to satisfy the Hardship, which amount may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution. The determinations of the amount reasonably necessary to satisfy the Hardship will take into account any additional compensation that becomes available to the Participant as a result of cancellation of a deferral election. If, subject to the sole discretion of the Committee, the petition for a suspension and/or payout is approved, suspension shall take effect upon the date of approval and any payout shall be made within sixty (60) days of the date of approval. The payment of any amount under this Section 6.1 shall not be subject to the Deduction Limitation. Any suspension of deferrals pursuant to this Section 6.1 shall continue for the remainder of the Plan Year in which the suspension is approved.
ARTICLE VII
TERMINATION OF EMPLOYMENT PRIOR TO ELECTED DISTRIBUTION DATE
     7.1. Termination Benefit. Subject to the Deduction Limitation, if a Participant’s Termination of Employment occurs prior to the applicable Elected Distribution Date(s), other than due to the Participant’s death or Disability, the Participant shall receive a Termination Benefit, payable pursuant to the terms of Article V.

     7.2. Death Prior to Completion of Termination Benefit. If a Participant dies after Termination of Employment but before the Termination Benefit is paid, the Participant’s unpaid Termination Benefit shall be paid as soon as administratively practicable to the Participant’s Beneficiary in the same amount as that benefit would have been paid to the Participant had the Participant survived.
     7.3. Death Prior to Termination of Employment. If a Participant dies before Termination of Employment, the Termination Benefit shall be paid as soon as administratively practicable to the Participant’s Beneficiary in the same amount as that benefit would have been paid to the Participant had the Participant survived.
ARTICLE VIII
DISABILITY WAIVER AND BENEFIT
     8.1. Continued Eligibility; Disability Benefit. A Participant suffering a Disability may elect, at such time and in such form as the Committee shall deem acceptable in accordance with Code Section 409A, to (a) have his or her Termination Benefit under the Plan paid in accordance with the provisions of Article V, without regard to the Participant’s Termination of Employment due to Termination, or (b) to be paid his or her Termination Benefit under the Plan in accordance with the provisions of Article VII due to his Termination of Employment due to Disability.
ARTICLE IX
BENEFICIARY DESIGNATION
     9.1. Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.
     9.2. Beneficiary Designation and Change of Beneficiary. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

     9.3. Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.
     9.4. No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 9.1, 9.2 and 9.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her estate.
     9.5. Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.
     9.6. Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Employer and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s participation in the Plan shall terminate upon such full payment of benefits.
ARTICLE X
LEAVE OF ABSENCE
     10.1. Paid Leave of Absence. If a Participant is authorized by the Employer for any reason to take a paid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 4.2, provided that the period of such leave does not exceed six months or such longer period as the Participant’s right to reemployment with an Employer is provided either by statute or by contract.
     10.2. Unpaid Leave of Absence. If a Participant is authorized by the Employer for any reason to take an unpaid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer, provided that the period of such leave does not exceed six months or such longer period as the Participant’s right to reemployment with an Employer is provided either by statute or by contract. During such leave, the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld.
ARTICLE XI
TERMINATION, AMENDMENT OR MODIFICATION
     11.1. Termination. Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of its participating Employees, by action of its Board of Directors. Upon the termination of the Plan, the affected Participants shall terminate their participation in the Plan and their Account Balances, determined as if they had experienced a Termination of Employment on the date of Plan termination, shall be paid to the Participants as follows: Prior to a Change in Control, if the Plan is terminated with respect to all of its Participants, the Company shall pay such benefits as soon as administratively practicable. After a Change in Control, the Account Balances of all participants shall be fully vested and the Company shall be required to pay such benefits in a lump sum within five (5) business days of such Change in Control. The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination. Notwithstanding the foregoing, termination of the Plan shall not result in the acceleration of any payment except as permitted by the Committee consistent with the requirements of Code Section 409A.
     11.2. Amendment. The Company may, at any time, amend or modify the Plan in whole or in part with respect to that Employer by the action of its Board of Directors; provided, however, that: (a) no amendment or modification shall be effective to decrease or restrict the value of a Participant’s vested Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification, and (b) no amendment or modification of this Section 11.2 or Section 12.2 of the Plan shall be effective. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification. Notwithstanding the foregoing, the Board of Directors may unilaterally amend the Plan as necessary to cause the Plan to comply with Code Section 409A.
     11.3. Effect of Payment. The full payment of the applicable benefit under Articles V, VI or VII of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant’s participation in the Plan shall terminate.
ARTICLE XII
ADMINISTRATION
     12.1. Committee Duties. Except as otherwise provided in this Article XII, this Plan shall be administered by a Committee that shall consist of members appointed by the Board of Directors. Members of the Committee may be Participants in this Plan. The Committee shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (b) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Employer.

     12.2. Administration Upon Change In Control. For purposes of this Plan, the Committee shall be the “Administrator” at all times prior to the occurrence of a Change in Control. Upon and after the occurrence of a Change in Control, the “Administrator” shall be an independent third party selected by the trustee of the Trust and approved by the individual who, immediately prior to such event, was the Company’s Chief Executive Officer or, if not so identified, the Company’s highest ranking officer (the “Ex-CEO”). The Administrator shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited to benefit entitlement determinations; provided, however, upon and after the occurrence of a Change in Control, the Administrator shall have no power to direct the investment of Plan or Trust assets or select any investment manager or custodial firm for the Plan or Trust. Upon and after the occurrence of a Change in Control, the Company must: (a) pay all reasonable administrative expenses and fees of the Administrator; (b) indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; and (c) supply full and timely information to the Administrator on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the date of circumstances of the Disability, death or Termination of Employment of the Participants, and such other pertinent information as the Administrator may reasonably require. Upon and after a Change in Control, the Administrator may be terminated (and a replacement appointed) by the trustee of the Trust only with the approval of the Ex-CEO. Upon and after a Change in Control, the Administrator may not be terminated by the Company.
     12.3. Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.
     12.4. Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.
     12.5. Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee, and any Employee to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee or the Administrator.
     12.6. Employer Information. To enable the Committee and/or Administrator to perform its functions, the Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the compensation of its Participants, the date and circumstances of the Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.

ARTICLE XIII
OTHER BENEFITS AND AGREEMENTS
     13.1. Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.
ARTICLE XIV
CLAIMS PROCEDURES
     14.1. Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.
     14.2. Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:
     (a) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or
     (b) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:
     (c) the specific reason(s) for the denial of the claim, or any part of it;
     (d) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;
     (e) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and
     (f) an explanation of the claim review procedure set forth in Section 14.3 below.

     14.3. Review of a Denied Claim. Within sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than thirty (30) days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):
     (a) may review pertinent documents;
     (b) may submit written comments or other documents; and/or
     (c) may request a hearing, which the Committee, in its sole discretion, may grant.
     14.4. Decision on Review. The Committee shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within one hundred twenty (120) days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:
     (a) specific reasons for the decision;
     (b) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and
     (c) such other matters as the Committee deems relevant.
     14.5. Legal Action. A Claimant’s compliance with the foregoing provisions of this Article XIV is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.
ARTICLE XV
TRUST
     15.1. Establishment of the Trust. The Company shall establish the Trust, and shall at least annually transfer over to the Trust such assets as the Company determines, in its sole discretion, are necessary to provide, on a present value basis, for its respective future liabilities created with respect to the Annual Deferral Amounts for Participants for all periods prior to the transfer, as well as any debits and credits to the Participants’ Account Balances for all periods prior to the transfer, taking into consideration the value of the assets in the trust at the time of the transfer.
     15.2. Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Company, Participants and the creditors of the Company to the assets transferred to the Trust. The Company shall at all times remain liable to carry out its obligations under the Plan.

     15.3. Distributions From the Trust. The Company’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Company’s obligations under this Plan.
ARTICLE XVI
MISCELLANEOUS
     16.1. Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.
     16.2. Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Employer. For purposes of the payment of benefits under this Plan, any and all of the Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. The Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.
     16.3. Employer’s Liability. The Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.
     16.4. Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.
     16.5. Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer, either as an Employee or a director, or to interfere with the right of the Employer to discipline or discharge the Participant at any time.

     16.6. Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.
     16.7. Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.
     16.8. Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
     16.9. Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the Commonwealth of Virginia.
     16.10. Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:
Alion Science and Technology Corporation
Attention: Stacy Mendler
1750 Tysons Boulevard, Suite 1300
McLean, VA 22102
     Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
     Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.
     16.11. Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.
     16.12. Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.
     16.13. Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.
     16.14. Court Order. The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Committee, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse.
     16.15. Distribution in the Event of Taxation. If, for any reason, all or any portion of a Participant’s benefits under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee before a Change in Control, or the trustee of the Trust after a Change in Control, for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld to the extent consistent with Section 409A (and, after a Change in Control, shall be granted to the extent consistent with Section 409A), the Company shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant’s unpaid Account Balance under the Plan). If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan.
     16.16. Trust. If the Trust terminates and benefits are distributed from the Trust to a Participant, the Participant’s benefits under this Plan shall be reduced to the extent of such distributions.
     16.17. Legal Fees To Enforce Rights After Change in Control. The Company is aware that upon the occurrence of a Change in Control, the Board (which might then be composed of new members) or a shareholder of the Company, or of any successor corporation might then cause or attempt to cause the Company or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that the Company or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company irrevocably authorizes such Participant to retain counsel of his or her choice at the expense of the Company to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, shareholder or other person affiliated with the Company or any successor thereto in any jurisdiction.

     IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed as of January 1, 2005, and certifies that the foregoing Plan was duly adopted by the Board of the Company on that date.

Alion Science and Technology Corporation
By:	/s/ Bahman Atefi
Chief Executive Officer

Attest:	/s/ Jim Fontana

Secretary